Exhibit 99.1
REALNETWORKS ANNOUNCES THIRD QUARTER 2005 RESULTS
Achieves More Than 2.2 Million Paid Subscribers
SEATTLE, Washington — October 27, 2005 — RealNetworks®, Inc. (Nasdaq: RNWK), the leading creator of digital media services and software, today announced results for the third quarter ended September 30, 2005.
Third Quarter Highlights
•	Revenue of $82.2 million, an increase of 20% from the prior year

•	Net income of $11.2 million

•	Increased total paid subscribers to more than 2.2 million
For the third quarter of 2005, Real reported quarterly revenue of $82.2 million, up 20 percent from $68.3 million in the third quarter of 2004. Real reported GAAP net income of $11.2 million, or $0.06 per diluted share, compared to a net loss of $7.0 million, or ($0.04) per share, in the third quarter of 2004. The results for the third quarter of 2005 include an after-tax gain of approximately $8.4 million, or approximately $0.04 per share, associated with the sale of a portion of the Company’s equity investment in a Japanese public company. Non-GAAP adjusted net income, excluding antitrust litigation expenses of approximately $3.5 million, or $0.02 per diluted share, for the third quarter was $14.7 million, or $0.08 per diluted share.
EBITDA (Earnings before Interest, Taxes, Depreciation, and Amortization) was $16.0 million compared to a loss of $3.9 million in last year’s third quarter. Absent antitrust litigation expenses, EBITDA was $19.5 million for the third quarter of 2005, up from a loss of $1.0 million in the comparable period during 2004. A reconciliation of non-GAAP EBITDA and EBITDA less antitrust litigation expense with GAAP net income is provided in the financial tables accompanying this release.
“We continue to make great progress with strong year over year revenue growth, increased profitability and a base of more than 2.2 million paid subscribers, including 1.3 million paid music subscribers,” said Rob Glaser, chairman and CEO of RealNetworks. “We continue to expand our growing list of blue chip partners with new relationships with Sprint, Cingular Wireless and, most recently, Microsoft. Together with our partners we’re continuing to expand our ability to offer digital music, video and games to consumers wherever and whenever they want them.”
Earlier this month, Real announced a series of agreements with Microsoft worth at least $761 million, which settled all antitrust disputes worldwide and also include collaboration agreements around digital music and games. Real received $460 million in cash associated with the antitrust settlement and technology assurance agreement and will receive another $301 million in cash scheduled to be paid quarterly over 18 months related to the music and games agreements. Microsoft can earn pre-determined market rate bounties for delivering Rhapsody subscribers to Real, which will be netted against the scheduled quarterly cash payments. The music partnership provides for the integration of Real’s leading digital music subscription business, Rhapsody®, throughout MSN Music, MSN Search, MSN Messenger and Windowsmedia.com properties. Under the games agreement, Real is developing a subscription games service to be promoted throughout MSN Games and also will develop a series of titles for Xbox Live Arcade.
Financial Overview
Real continued to see year over year revenue growth driven by its consumer segment, including Music and Games products and services. Third quarter revenue from the Consumer Products and Services segment grew 28 percent to $71.8 million, up from $56.0 million in the third quarter of 2004.
In the third quarter, Music revenue grew 39 percent to $25.0 million, up from $18.0 million in the third quarter of 2004. Games revenue grew 62 percent to $14.7 million, up from $9.1 million in the third quarter of 2004. Media Properties revenue, which includes advertising, increased 59 percent to

$8.4 million, up from $5.3 million during the same quarter last year. Video, consumer software and other revenue was $23.6 million, flat in comparison to the same period a year ago.
Real’s Business Products and Services generated $10.5 million in revenue in the third quarter of 2005, compared to $12.3 million in the prior year’s third quarter. The decline was primarily based on a $1.4 million revenue decrease related to a previously disclosed expiring legacy systems license agreement.
The Company’s gross margin improved to 70 percent in the third quarter of 2005, as compared to 64 percent in the third quarter of 2004, due primarily to a shift in revenue mix to higher margin products as well as a reduction in content costs associated with certain products and services.
Operating expenses, including antitrust litigation, were $57.7 million for the quarter compared to $49.7 million in the third quarter of 2004 due to higher marketing costs and headcount. As of September 30, 2005, Real had approximately $347 million in cash, cash equivalents and short-term investments, which includes the proceeds from $100 million of convertible debt. In addition, the Company had approximately $47 million in public equity investments.
At the close of the third quarter of 2005, Real had over 2.2 million paid subscribers to its premium digital media services, up from over 1.55 million for the same quarter in 2004. Of the total paid subscribers, Real had more than 1.3 million paid music subscribers at the end of the third quarter of 2005, up from more than 625,000 for the same quarter in 2004. The music subscriber counts include Rhapsody on demand services, premium commercial-free radio services and, in 2005, Rhapsody radio registrations bundled with broadband internet service providers.
Last quarter, the Company announced that the Board of Directors had authorized the repurchase of up to $75 million of its outstanding stock. Real entered into a Rule 10(b)5-1 plan in order to facilitate the repurchase. As of September 30, 2005, Real had spent $29.3 million on the repurchase of approximately 5.5 million shares.
Forward Looking Guidance
For the fourth quarter of 2005, Real expects net revenue to be between $81 million and $85 million. As previously announced, Real does not expect to see any material impact to fourth quarter revenue from its Microsoft relationship due to the timing of the integration work associated with the music and games collaboration agreements. Real expects fourth quarter earnings per diluted share of $1.42 to $1.48 and EBITDA between $398 million and $410 million, which incorporates the assumptions listed below.
During the fourth quarter of 2005, the Company received $478 million in cash related to the previously announced Microsoft agreements. This gain will be offset by an estimated $40 million to $50 million in contingent legal fees and other litigation costs, along with approximately $30 million in other expenses associated with these agreements, including state occupancy taxes and amounts related to our intent to donate five percent of net income after tax to the RealNetworks Foundation.
In addition to the expenses discussed above, the Company’s guidance incorporates an income tax provision of approximately 35 percent. However, due to net operating loss (NOL) utilization, the actual cash amounts owed for income taxes are estimated to be less than five percent of net income before taxes. Absent acquisitions or additional share repurchases, Real expects cash, cash equivalents and short-term and public equity investments to be approximately $800 million at the end of the fourth quarter.
For the fiscal year 2005, the Company expects revenue to be between $322.5 million and $326.5 million, with earnings per diluted share between $1.51 and $1.57. Full year EBITDA is expected to be between $423 million and $435 million.
Webcast Information
The Company will host a webcast and conference call today at 5:00 pm (Eastern)/ 2:00 pm (Pacific). The live webcast, featuring slides and audio, will be available at http://www.realnetworks.com/company/investor/earnings.html. Listeners will require RealPlayer® to listen to the conference call, which can be downloaded for free at www.real.com. The on-demand webcast will be available approximately two hours following the conclusion of the live webcast. Participants may access the conference call by dialing 800-857-5305 (773-681-5857 for international callers). The passcode is “Third Quarter Earnings,” and the leader is Rob Glaser. A telephonic replay will be available until 8 pm (Eastern), November 3rd, and may be accessed by dialing 866-407-9275 (203-369-0620 for international callers).
For More Information Contact
Press: Jeremy Pemble, RealNetworks, (206) 892-6614, jpemble@real.com
Financial: Caroline Hughes, RealNetworks, (206) 892-6718, carolinehughes@real.com
ABOUT REALNETWORKS
RealNetworks, Inc. is the leading creator of digital media services and software including Rhapsody®, RealPlayer 10, and casual PC and mobile games. RealNetworks has more than 2.2 million paid subscribers to its premium digital media services. Consumers can access and experience audio/video programming and download RealNetworks’ consumer software at http://www.real.com. Broadcasters, network operators, media companies and enterprises use RealNetworks’ products and services to create and deliver digital media to PCs, mobile phones and consumer electronics devices. RealNetworks’ corporate information is located at http://www.realnetworks.com/company.
Forward Looking Statements: This press release contains forward-looking statements that involve risks and uncertainties, including statements relating to: (a) Real’s future revenues, expenses, margins, profitability, net income, earnings per share and other measures of results of operation; (b) the growth of Real’s music and games businesses; (c) the prospects for future growth; and (d) the future success and impact on Real’s operating results and financial position resulting from the Microsoft agreements. Actual results may differ materially from the results predicted. Factors that could cause actual results to differ from the results predicted include: development and consumer acceptance of legal online music distribution services; risks associated with the sustained adoption and use of RealNetworks’ services by customers, including the uncertainty of whether consumers will continue to pay for subscription content over the Internet, which is a relatively new and unproven business model; the potential that we will be unable to continue to enter into commercially attractive agreements with third parties for the provision of compelling content for our subscription service offerings; the risk that the costs of our antitrust litigation will be greater than we anticipate; the emergence of new entrants and competition in the market for digital media subscription offerings and on-line music sales; the impact on our gross margins from content costs and from the mix of subscribers to subscription offerings with higher content costs than others; competitive risks, including competing technologies, products and services, and the competitive activities of our larger competitors, some of which have strong ties to streaming media users through other products; risks associated with the introduction of new products and services; risks inherent in strategic relationships, especially with competitors, and technology and service integrations efforts such as those contemplated by the Microsoft agreements; and risks relating to the ability of Real’s strategic partners to generate subscribers for Real’s digital content services. More information about potential risk factors that could affect RealNetworks’ business and financial results is included in RealNetworks’ annual report on Form 10-K for the most recent year ended December 31, and its quarterly reports on Form 10-Q and from time to time in other reports filed by RealNetworks with the Securities and Exchange Commission.
RealNetworks, Rhapsody and RealPlayer are trademarks or registered trademarks of RealNetworks, Inc. All other companies or products listed herein are trademarks or registered trademarks of their respective owners.

RealNetworks, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Quarters Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
		(in thousands, except per share data)

Net revenue	$82,233	$68,310	$241,491	$194,173

Cost of revenue	24,695	24,786	74,273	68,282
Loss on content agreement	—	—	—	4,938

Gross profit	57,538	43,524	167,218	120,953

Operating expenses:
Research and development	16,334	13,046	45,296	38,516
Sales and marketing	30,745	24,721	93,809	70,171
General and administrative	7,032	7,968	21,096	23,388
Loss on excess office facilities (A)	—	866	—	866
Antitrust litigation (B)	3,531	2,974	11,925	8,051
Stock-based compensation	25	145	109	624

Total operating expenses	57,667	49,720	172,235	141,616

Operating loss	(129)	(6,196)	(5,017)	(20,663)

Other income (expense), net:
Interest income, net	2,904	1,190	7,499	2,850
Equity in net loss of MusicNet	—	(1,262)	(1,068)	(3,396)
Impairment of equity investments (C)	—	(450)	—	(450)
Gain on sale of equity investments	11,740	—	19,330	—
Other, net	124	(109)	(276)	(9)

Other income (expense), net	14,768	(631)	25,485	(1,005)

Income (loss) before income taxes	14,639	(6,827)	20,468	(21,668)
Income tax provision (D)	(3,457)	(142)	(3,763)	(357)

Net income (loss)	$11,182	$(6,969)	$16,705	$(22,025)

Basic net income (loss) per share	$0.07	$(0.04)	$0.10	$(0.13)

Diluted net income (loss) per share	$0.06	$(0.04)	$0.09	$(0.13)

Shares used to compute basic net income (loss) per share	170,797	169,588	170,761	168,527
Shares used to compute diluted net income (loss) per share	184,180	169,588	184,276	168,527

(A)	The loss on unoccupied excess office facilities represents the loss from rent payments over the remaining life of the lease related to the space and amounts related to the write-off of certain leasehold improvements.

(B)	Consists of legal fees, personnel costs, public relations and other professional service fees incurred related to antitrust complaints against Microsoft, including proceedings in the European Union.

(C)	Relates to other-than-temporary declines in the value of certain equity investments. These charges were recorded to reflect these investments at their estimated fair value.

(D)	Includes approimately $3.3 million for both the quarter and nine months ended September 30, 2005 related to the sale of a portion the Company’s equity investments

RealNetworks, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	September 30,	December 31,
	2005	2004
	(in thousands)

ASSETS

Current assets:
Cash, cash equivalents and short-term investments	$346,654	$363,621
Trade accounts receivable, net of allowances for doubtful accounts and sales returns	16,793	14,501
Prepaid expenses and other current assets	7,477	8,196

Total current assets	370,924	386,318

Equipment and leasehold improvements, at cost:
Equipment and software	54,464	45,324
Leasehold improvements	27,463	25,015

Total equipment and leasehold improvements	81,927	70,339
Less accumulated depreciation and amortization	48,492	41,508

Net equipment and leasehold improvements	33,435	28,831

Restricted cash equivalents	18,056	20,151
Notes receivable from related parties	—	106
Equity investments	50,387	36,588
Goodwill, net	130,563	119,217
Other intangible assets, net	8,609	8,383
Other	2,543	2,908

Total assets	$614,517	$602,502

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$14,044	$10,219
Accrued and other liabilities	60,107	50,033
Deferred revenue, current portion	25,598	30,307
Accrued loss on excess office facilities and content agreement, current portion	5,641	8,160

Total current liabilities	105,390	98,719

Deferred revenue, non-current portion	112	548
Accrued loss on excess office facilities and content agreement, non-current portion	15,306	19,017
Deferred rent	3,816	3,413
Convertible debt	100,000	100,000
Other long-term liabilities	200	—

Total shareholders’ equity	389,693	380,805

Total liabilities and shareholders’ equity	$614,517	$602,502

RealNetworks, Inc. and Subsidiaries
Supplemental Financial Information
(Unaudited)

	2005			2004				2003
	Q3	Q2	Q1	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
	(in thousands)

Net Revenue by Line of Business: *
Consumer products and services (A)	$71,750	70,593	64,206	61,541	56,034	53,743	47,025	41,679	36,377	33,172	32,886
Business products and services (B)	10,483	12,093	12,366	11,005	12,276	11,730	13,365	12,377	15,432	16,474	13,980

Total net revenue	$82,233	82,686	76,572	72,546	68,310	65,473	60,390	54,056	51,809	49,646	46,866

Consumer Products and Services:
Subscriptions (C)	$47,347	47,817	44,400	42,722	38,386	35,459	32,073	30,540	27,909	25,470	23,639
E-commerce and other (D)	24,403	22,776	19,806	18,819	17,648	18,284	14,952	11,139	8,468	7,702	9,247

Total consumer products and services revenue	$71,750	70,593	64,206	61,541	56,034	53,743	47,025	41,679	36,377	33,172	32,886

Consumer Products and Services: *
Music (E)	$25,042	24,135	22,243	20,252	18,040	14,954	11,940	7,937	4,655	1,670	831
Video, consumer software and other (F)	23,642	24,607	24,154	25,169	23,619	23,715	24,289	26,369	26,235	27,555	28,485
Games (G)	14,699	13,648	12,189	10,330	9,098	8,352	6,755	3,930	3,150	2,672	2,410
Media Properties (H)	8,367	8,203	5,620	5,790	5,277	6,722	4,041	3,443	2,337	1,275	1,160

Total consumer products and services revenue	$71,750	70,593	64,206	61,541	56,034	53,743	47,025	41,679	36,377	33,172	32,886

Net Revenue by Geography:
United States	$63,478	63,443	57,757	55,608	52,054	50,949	43,963	40,175	37,660	36,009	33,769
Rest of world	18,755	19,243	18,815	16,938	16,256	14,524	16,427	13,881	14,149	13,637	13,097

Total net revenue	$82,233	82,686	76,572	72,546	68,310	65,473	60,390	54,056	51,809	49,646	46,866

Gross Margin by Line of Business: **
Consumer products and services	68%	68%	65%	64%	59%	63%	58%	55%	54%	61%	63%
Business products and services	82%	83%	82%	82%	83%	83%	83%	83%	87%	88%	89%
Total gross margin	70%	70%	68%	67%	64%	67%	56%	62%	64%	70%	71%

Subscribers (presented as greater than) ***
Total ****	2,200	2,000	1,850	1,550	1,550	1,400	1,300	1,300	1,150	1,000	1,000
Music	1,300	1,150	975	700	625	550	450	350	250	150	100

*Reclassifications were made to the presentation of 2004 and 2003 data to conform to the presentation for 2005

**For the quarter ended March 31, 2004, total gross margin includes loss on content agreement of $4.9 million

***Beginning the quarter ended March 31, 2005, total and music subscribers reflect the inclusion of subscribers that registered for the Comcast Rhapsody Radio Plus service

****Total subscribers as of March 31, 2004 reflect the removal of approximately 142,000 subscribers resulting from the non-renewal of the MLB contract

(A)	Revenue is derived from consumer digital media subscription services, RealPlayer Plus and related products, sales and distribution of third party software products, content such as games and music, and advertising

(B)	Revenue is derived from media delivery system software, support and maintenance services, broadcast hosting services and consulting services

(C)	Revenue is derived from consumer digital media subscription services including: SuperPass, RadioPass, Rhapsody, GamePass and stand-alone subscriptions

(D)	Revenue is derived from RealPlayer Plus and related products, sales and distribution of third party software products, content such as games and music, and advertising

(E)	Revenue is derived from RadioPass, Rhapsody subscription services and sales of music content, advertising generated from our music and music related websites and the distribution of third party products

(F)	Revenue is derived from RealOne SuperPass subscriptions, RealPlayer Plus and related products, stand-alone subscription services and sales of third party software products

(G)	Revenue is derived from the GamePass subscription service, sales of games, advertising generated from our games and game-related websites and the distribution of third party products

(H)	Revenue is derived from non-game and non-music related advertising and distribution of third party products

RealNetworks, Inc. and Subsidiaries
Supplemental Financial Information
(Unaudited)
A reconciliation of Generally Accepted Accounting Principles (“GAAP”) net income (loss) to income (loss) before interest, taxes, depreciation, amortization and stock compensation (“EBITDA”) and EBITDA excluding antitrust litigation and loss on content agreement is as follows:

	Quarters Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
	2005	2005	2005	2004	2004	2004	2004
				(in thousands)

Net income (loss) in accordance with GAAP	$11,182	$4,709	814	(972)	(6,969)	(4,618)	(10,438)
Interest income, net	(2,904)	(2,579)	(2,016)	(1,602)	(1,190)	(800)	(860)
Taxes	3,457	162	144	165	142	113	102
Depreciation, amortization and stock compensation	4,220	4,092	3,666	3,791	4,089	3,810	3,648

EBITDA	15,955	6,384	2,608	1,382	(3,928)	(1,495)	(7,548)

Antitrust litigation	3,531	4,650	3,744	2,997	2,974	2,756	2,321
Loss on content agreement	—	—	—	—	—	—	4,938

EBITDA excluding antitrust litigation and loss on content agreement	$19,486	$11,034	6,352	4,379	(954)	1,261	(289)

This reconciliation has been provided as a performance measure, as the Company uses EBITDA and EBITDA excluding antitrust litigation expense on an ongoing basis to track and assess its financial performance. The Company has calculated
EBITDA excluding loss on content agreement because it believes that the loss on content agreement is an item that does not reflect the ongoing financial operations of the Company’s business.

Forward Looking Guidance

A reconciliation of GAAP net income guidance for quarter and year ended December 31, 2005 to EBITDA is as follows:

	Ranges for Quarter Ending		Ranges for Year Ending
	December 31, 2005		December 31, 2005
	(in thousands)		(in thousands)

	Low	High	Low	High

Net income in accordance with GAAP	$263,000	273,000	$280,000	290,000
Interest, taxes, depreciation and amortization, net	135,000	137,000	143,000	145,000

EBITDA	$398,000	410,000	$423,000	435,000